Exhibit 10.23

December 17, 2007 Darren Brady 12918 195th Place NE
Woodinville, WA 98077

Re: EnerNOC Chief Operating Officer and Senior Vice President

Dear Darren,

On behalf of EnerNOC, Inc, I am very pleased to offer you a position as EnerNOC’s Chief Operating Officer and Senior Vice President, a position which includes becoming an officer of the company.  You will report to the Chief Executive Officer.  As Chief Operating Officer and Senior Vice President, you will manage a world-class team of operations, engineering, and IT professionals.  You will be responsible for the strategic development and execution of all operational and technology-related activities of the company.  It is expected that you will work out of the Boston, MA office, and visit other corporate locations and customer sites, at least fifty percent of the time on average for the first five months of your employment and then significantly more, as necessary, for the summer period beginning June 1 through at least September 30.  After September 30, you may return to your pre-summer commuting routine.  Each quarter, you may spend one week working from your home in the state of Washington.  At your one year anniversary, we will revisit these expectations to collaboratively set appropriate parameters as it relates to continuing to commute to the company’s headquarters in Boston from your current home in Washington.

Responsibilities Include:

•                  Overseeing all operational functions including pre-sales operations support, deployment, network operations, customer operations, and customer support;

•                  Overseeing all engineering functions including requirements gathering and documentation, software development, quality assurance, and version control including feature documentation;

•                  Overseeing all information technology functions including helpdesk support, application support, and all infrastructure development and support;

•                  Overseeing operational, engineering, and IT reporting systems and controls to ensure effective operation of each business unit at the company;

•                  Maintaining internal controls in each business unit consistent with requirements of the Sarbanes-Oxley legislation and other requirements of the company as necessary;

•                  Recruiting, hiring, training, and developing personnel in each department, and managing a professional, competent and effective team capable of carrying out needed initiatives;

•                  Recommending and implementing short- and long-range departmental goals, objectives, policies, and operating procedures in support of company-wide goals that shall be established collaboratively among the executive team and various departmental representatives;

•                  Managing to an annual budget set collaboratively by the executive team in support of company-wide annual goals;

•                  Providing regular reports to the CEO and executive team on progress against departmental goals;

•                  Serving on policy-making committees;

•                  Staying abreast of trends in the industry to ensure leadership in our market;

•                  Providing strategic leadership and support on the evaluation of potential alliances, acquisitions, mergers and acquisitions and/or other issues affecting the business;

•                  Providing strategic, ethical leadership as an officer and executive of the company;

•                  Other duties as assigned;

ENERNOC, INC. 75 FEDERAL STREET, SUITE 300, BOSTON, MA 02110 617-224-9900 WWW.ENERNOC.COM

This letter will confirm our offer of employment under the terms and conditions that follow:

•                  Start Date:  January 22, 2008.

•                  Salary:  Monthly salary of $25,000.00 ($300,000.00 annually) paid on a bi-weekly basis. Periods of less than one month will be prorated accordingly.

•                  Signing and Retention Bonus:  Your first payroll will include a one-time $100,000.00 signing bonus. This bonus is fully recoverable by EnerNOC if you resign within one year of your start date.  Your first payroll after your first year anniversary with EnerNOC will include a one-time $150,000 retention bonus.  This bonus is fully recoverable by EnerNOC if you resign within one year of your first anniversary with EnerNOC.

•                  Stock Options:  As soon as practicable after your start date, the Company will grant you an option to purchase 100,000 shares of the Company’s common stock at its fair market value on the date of the grant (the “Option”). The Option is subject to the EnerNOC Stock Option and Incentive Plan, the option certificate, and any other applicable stock option agreement, shareholder agreement and other restrictions or provisions that are generally applicable to shares purchased by Company employees, as each of these may be amended from time to time by the Company.  As set forth in the Plan, the Option is subject to a four-year vesting cycle, with vesting beginning one year after your start date and occurring on a monthly basis thereafter for the remaining three years, provided you remain employed by the Company.

•                  Restricted Stock:  You will be granted 15,000 shares of restricted stock in accordance with EnerNOC’s 2007 Employee, Director and Consultant Stock Plan subject to the terms of the Company’s Restricted Stock Plan.  The stock is subject to the following vesting schedule, provided you remain employed by the Company:

•                  7,500 shares will vest one year after your start date

•                  7,500 shares will follow a three-year vesting cycle, with monthly vesting beginning one year after your start date and occurring on a monthly basis thereafter for the remaining three years

•                  Bonus Plan:  During employment, you will be considered annually for a bonus pursuant to EnerNOC’s annual bonus program, as amended and in effect from time to time.  Your target bonus will be $150,000.00. The amount of the bonus that will be payable to you, if any, will be determined in part by the Company’s assessment of your individual performance against goals established annually for your position and in part by the Company’s assessment of its overall performance against its annual gross margin budget and other corporate goals to be established annually. This bonus amount will be pro-rated based upon your date of hire.

•                  Benefits:  You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally.  Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Currently, the Company’s benefits include medical, dental and life insurance plans and a 401(k) savings plan.  You will also receive the benefits available to other non-Founder executives of the company as it relates to severance and double-trigger acceleration of your vesting schedule under change of control circumstances.

•                  Paid Time Off:  During employment, you will be entitled to earn paid time off in accordance with the Company’s Paid Time Off Policy, as in effect from time to time.  Pursuant to the Policy, beginning with your first full month of employment, you will be eligible to accrue 1.67 days per month, up to a maximum of 4 weeks per year.

•                  Expenses:  The Company will reimburse you for all reasonable travel and business expenses, in accordance with the EnerNOC Travel and Expense Policy.   Your weekly commuting from Washington to Boston is not a reimbursable corporate expense.

•                  Proof of Eligibility:  The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of all new employees.  Accordingly, you will be required to complete a Form I-9 when you begin work.  We will not be able to employ you if you do not provide us with the appropriate documents required by the Form I-9 in a timely manner.

•                  All employees may be subject to promotion, transfer or reassignment from time to time, as the Company determines appropriate.

•                  While you are employed, you will be required to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company, and to abide by all Company policies and procedures in effect from time to time.

•                  Confidential Information and Restricted Activities:  As a condition of your employment, you will be required to sign the Company’s standard Assignment of Invention, Non-Disclosure and Non-Competition Agreement (the “Non-Competition Agreement”), no later than the first day of your employment.  A copy of the Non-Competition Agreement is enclosed with this letter. By signing this offer letter, you represent and warrant to EnerNOC that your employment with the Company and fulfillment of the duties of your position will not breach or be in conflict with any other agreement you have with any former employer or other person or entity.  You also represent and warrant that you are not subject to any covenant against competition or similar covenants, or any other legal obligation, that would restrict or otherwise affect the performance of your duties and responsibilities to the Company. You agree that you will not bring with you, disclose or use on behalf of the Company any confidential or proprietary information of any former employer or other third party without that party’s consent.

•                  At-Will Status of Employment:  This letter and your response are not meant to, and do not, constitute a contract of employment for a specific term.  Your employment with the Company is at-will.  This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.  As an executive officer of the company, your benefits include a severance arrangement consistent with other non-Founder executives of the company.

•                  Withholding:  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter.

Darren, we are excited about the prospect of you joining our team, because we believe that your talents, experience and business judgment will benefit the Company significantly.  Please confirm your acceptance of this offer by signing below and returning this letter to me no later than the close of business on Wednesday, December 19, 2007.    At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above.   I will be happy to discuss this offer with you in more detail should you have any questions.

Sincerely,

/s/ Timothy G. Healy
Timothy G. Healy, Chairman and Chief Executive Officer

	Signed	/s/ Darren Brady

	Name	Darren Brady

	Date	December 19, 2007